Exhibit 99.1

Arconic Reports Third Quarter 2021 Results

Third Quarter 2021 Highlights

  Sales of $1.9 billion, up 34% year over year, and up 5% from prior quarter
  Net income of $16 million, or $0.15 per share, compared with $5 million, or $0.05 per share, in third quarter 2020
  Adjusted EBITDA of $171 million, up 4% year over year, and down 9% from prior quarter
  Repurchased nearly 3 million shares at a cost of approximately $97 million for year-to-date repurchases of $106 million toward $300 million authorization

PITTSBURGH--(BUSINESS WIRE)--November 2, 2021--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported third quarter 2021 results. Revenue was $1.9 billion, up 5% from the prior quarter, primarily due to higher aluminum prices and the start of packaging sales in the U.S., partially offset by weaker than expected ground transportation sales. The Company reported net income of $16 million, or $0.15 per share, compared with $5 million, or $0.05 per share, in third quarter 2020.

Third quarter 2021 Adjusted EBITDA was $171 million, an increase of 4% year over year and a decline of 9% sequentially, driven by productivity issues related to labor shortages, higher energy costs, and ongoing weakness in automotive due to semiconductor supply issues. Cash used for operations was $42 million and capital expenditures were $51 million. At quarter-end, the cash balance was $349 million with total available liquidity of approximately $1.1 billion, and debt was $1.6 billion.

Tim Myers, Chief Executive Officer, said, “Demand for our products remains very strong across all end markets even as the pandemic continues to affect our operations. Ongoing labor shortages in the U.S. limited our ability to serve existing orders, particularly in the industrial market. As we exited the third quarter, our industrial backlog was more than $60 million above typical levels or roughly five times greater than normal. We are aggressively addressing these issues and expect to work down the backlog by the end of the year and return to sequential Adjusted EBITDA growth in the fourth quarter.”

Mr. Myers continued, “The Company grew Adjusted EBITDA year over year and executed on our capital allocation plan, repurchasing approximately $97 million in shares. Looking forward, we are focused on achieving sustained Adjusted EBITDA growth as demand continues to increase across our end markets. Today we announced two investments that underpin that growth. As profitability continues to increase and legacy cash obligations decline in 2022, our ability to allocate capital to additional shareholder returns and organic investments will create value for all stakeholders.”

Third Quarter Segment Performance

Revenue by Segment ($M)

	Quarter ended
	September 30, 2021	September 30, 2020
Rolled Products	$1,559	$1,092
Building and Construction Systems	257	241
Extrusions	74	82

Adjusted EBITDA ($M)

	Quarter ended
	September 30, 2021	September 30, 2020
Rolled Products	$155	$138
Building and Construction Systems	34	40
Extrusions	(7)	(6)
Subtotal	182	172
Corporate	(11)	(7)
Adjusted EBITDA	$171	$165

Outlook

The Company is updating its full-year 2021 outlook to reflect the impact of increased metal prices on revenue and working capital. Arconic revenue expectations are now in the range of $7.5 billion to $7.7 billion for full-year 2021 compared with the prior expected range of $7.3 billion to $7.6 billion. This assumes an average annual LME aluminum price of $2,510/mt and Midwest Premium of $610/mt for the full year, increased from prior assumptions for LME of $2,330/mt and Midwest Premium of $540/mt. Expected Adjusted EBITDA range has been tightened to $710 million to $730 million from the prior range of $710 million to $750 million. Adjusted free cash flow outlook for full-year 2021 is now expected to be approximately $50 million compared with the prior view of approximately $250 million. At quarter end, combined LME plus Midwest Premium price had increased approximately $1,300/mt compared with year-end 2020 resulting in $250-$300 million of working capital pressure for full-year 2021. Adjusted free cash flow outlook excludes a $250 million contribution to U.S. pension plans in April in connection with the $1 billion partial annuitization of U.S. pension obligations, and approximately $350 million in other funding of legacy pension, OPEB, and environmental liabilities.

Share Repurchase Program

The Company repurchased nearly 3 million shares in third quarter 2021 at an average price of $34.13 for a total of approximately $97 million. Since the start of the program in May 2021 through September 30, 2021, the Company has repurchased approximately 3.1 million shares for a total of approximately $106 million toward the $300 million two-year authorization.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on November 2, 2021, to present third quarter financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the potential impact of inflationary price pressures; the potential impact of the COVID-19 pandemic; the timing and levels of potential recovery from the COVID-19 pandemic within our end markets; and the impact of actions to mitigate the impact of the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers including labor shortages and increased quarantine rates; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; and (q) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and adjusted free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Sales	$1,890	$1,801	$1,415

Cost of goods sold (exclusive of expenses below)	1,676	1,567	1,218
Selling, general administrative, and other expenses	63	61	59
Research and development expenses	8	9	8
Provision for depreciation and amortization	61	62	63
Restructuring and other charges(1)	14	597	3
Operating income (loss)	68	(495)	64

Interest expense	26	25	22
Other expenses, net	15	15	27

Income (Loss) before income taxes	27	(535)	15
Provision (Benefit) for income taxes	11	(108)	10

Net income (loss)	16	(427)	5

Less: Net income attributable to noncontrolling interest	–	–	–

NET INCOME (LOSS) ATTRIBUTABLE TO ARCONIC CORPORATION	$16	$(427)	$5

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net income (loss)	$0.15	$(3.89)	$0.05
Weighted-average number of shares	108,677,887	110,035,026	109,073,635

Diluted:
Net income (loss)	$0.15	$(3.89)	$0.05
Weighted-average number of shares(2)	112,115,436	110,035,026	112,813,853

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	107,097,586	109,933,436	109,087,034
(1)

In the quarter ended June 30, 2021, Restructuring and other charges includes $568 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract and elections by certain plan participants to receive lump-sum benefit payments (see footnote 4 to the Consolidated Balance Sheet included in this release).

(2)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (dollars in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$349	$787
Receivables from customers, less allowances of $1 in both 2021 and 2020	876	631
Other receivables	198	128
Inventories	1,525	1,043
Prepaid expenses and other current assets	61	53
Total current assets	3,009	2,642

Properties, plants, and equipment	7,452	7,409
Less: accumulated depreciation and amortization	4,836	4,697
Properties, plants, and equipment, net	2,616	2,712
Goodwill	388	390
Operating lease right-of-use-assets	130	144
Deferred income taxes	258	329
Other noncurrent assets	95	97
Total assets	$6,496	$6,314

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,489	$1,106
Accrued compensation and retirement costs	129	118
Taxes, including income taxes	42	33
Environmental remediation	56	90
Operating lease liabilities	35	36
Other current liabilities	163	90
Total current liabilities	1,914	1,473
Long-term debt(1)	1,593	1,278
Accrued pension benefits(2)	731	1,343
Accrued other postretirement benefits	424	479
Environmental remediation	47	66
Operating lease liabilities	98	111
Deferred income taxes	14	15
Other noncurrent liabilities and deferred credits	97	102
Total liabilities	4,918	4,867

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,361	3,348
Accumulated deficit	(514)	(155)
Treasury stock(3)	(106)	–
Accumulated other comprehensive loss(4)	(1,178)	(1,761)
Total Arconic Corporation stockholders’ equity	1,564	1,433
Noncontrolling interest	14	14
Total equity	1,578	1,447
Total liabilities and equity	$6,496	$6,314

(1)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans (see footnote 2).

(2)

The decrease of $612 in Accrued pension benefits was mostly due to cash contributions and the purchase of a group annuity contract associated with the Company’s two funded U.S. defined benefit pension plans. In January 2021, the Company contributed a total of $200 to these two plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company purchased a group annuity contract to transfer the obligation to pay the remaining retirement benefits of approximately 8,400 participants to an insurance company. On a combined basis, this transaction resulted in the settlement of $995 in plan obligations and the transfer of $1,007 in plan assets. In connection with this transaction, the Company contributed a total of $250 to these two plans to maintain the funding level of the remaining plan obligations not transferred. This contribution was funded with the net proceeds from a recent debt offering (see footnote 1). This transaction represents a significant settlement event, and, as a result, the Company was required to complete a remeasurement of these two plans, including an interim actuarial valuation of the plan obligations. Accordingly, the weighted average discount rate used in calculating the plan obligations increased to 3.10% as of April 30, 2021 from 2.54% as of December 31, 2020. This increase drove a decrease in the Company’s liability of $152.

(3)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. Since the program’s inception, the Company has repurchased 3,108,705 shares of its common stock under this program.

(4)

The decrease of $583 in Accumulated other comprehensive loss was mostly due to a reduction in the existing combined net actuarial loss associated with the Company’s two funded U.S. defined benefit pension plans. In the quarter ended June 30, 2021, the Company accelerated the amortization of a portion of this net actuarial loss due to the settlement of a portion of the Company’s pension plan obligations as a result of the purchase of a group annuity contract (see footnote 2) and elections by certain plan participants to receive lump-sum benefit payments. The impact of this activity on Accumulated other comprehensive loss was $437 ($568 before tax impact). The Company recognized the $568 in Restructuring and other charges on its Statement of Consolidated Operations (see footnote 1 to the Statement of Consolidated Operations included in this release). Additionally, as a result of an increase in the discount rate used in calculating the Company’s obligations related to these two plans as of April 30, 2021 (see footnote 2), Accumulated other comprehensive loss was reduced by $117 ($152 before tax impact).

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Quarter ended
	September 30,	June 30,	September 30,
	2021	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$16	$(427)	$5
Adjustments to reconcile net income (loss) to cash (used for) provided from operations:
Depreciation and amortization	61	62	63
Deferred income taxes	2	(117)	(22)
Restructuring and other charges(1)	14	597	3
Net periodic pension benefit cost	15	18	22
Stock-based compensation	8	5	6
Amortization of debt issuance costs	1	1	2
Other	4	1	(4)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(60)	(61)	(66)
(Increase) Decrease in inventories	(131)	(196)	82
Decrease (Increase) in prepaid expenses and other current assets	3	(13)	1
Increase in accounts payable, trade	65	206	169
(Decrease) in accrued expenses	(21)	(1)	(61)
Increase in taxes, including income taxes	1	5	21
Pension contributions(2)	(3)	(252)	–
(Increase) Decrease in noncurrent assets	(1)	(4)	7
(Decrease) Increase in noncurrent liabilities	(16)	9	12
CASH (USED FOR) PROVIDED FROM OPERATIONS	(42)	(167)	240

FINANCING ACTIVITIES
Debt issuance costs	–	(1)	–
Repurchases of common stock(3)	(97)	(9)	–
Other	(1)	1	4
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(98)	(9)	4

INVESTING ACTIVITIES
Capital expenditures	(51)	(44)	(39)
Proceeds from the sale of assets and businesses	–	(3)	–
CASH USED FOR INVESTING ACTIVITIES	(51)	(47)	(39)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	-	-	2
Net change in cash and cash equivalents and restricted cash	(191)	(223)	207
Cash and cash equivalents and restricted cash at beginning of period(4)	540	763	595
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(4)	$349	$540	$802
(1)	See footnote 1 to the Statement of Consolidated Operations included in this release.

(2)

In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract (see footnote 2 to the Consolidated Balance Sheet included in this release).

(3)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarters ended September 30, 2021 and June 30, 2021, the Company repurchased 2,862,694 and 246,011, respectively, shares of its common stock under this program.

(4)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)

	Quarter ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Total Segment Adjusted EBITDA(1)	$182	$200	$172
Unallocated amounts:
Corporate expenses(2)	(7)	(10)	(6)
Stock-based compensation expense	(8)	(5)	(6)
Metal price lag(3)	(21)	(11)	(16)
Provision for depreciation and amortization	(61)	(62)	(63)
Restructuring and other charges(4)	(14)	(597)	(3)
Other(5)	(3)	(10)	(14)
Operating income (loss)	68	(495)	64
Interest expense	(26)	(25)	(22)
Other expenses, net	(15)	(15)	(27)
(Provision) Benefit for income taxes	(11)	108	(10)
Net income attributable to noncontrolling interest	–	–	–
Consolidated net income (loss) attributable to Arconic Corporation	$16	$(427)	$5
(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus Stock-based compensation expense and Metal price lag (see footnote 3). Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net income (loss).

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	See footnote 1 to the Statement of Consolidated Operations included in this release.

(5)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 3 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA	Quarter ended
	September 30,	June 30,	September 30,
	2021	2021	2020
Net income (loss) attributable to Arconic Corporation	$16	$(427)	$5

Add:
Net income attributable to noncontrolling interest	–	–	–
Provision (Benefit) for income taxes	11	(108)	10
Other expenses, net	15	15	27
Interest expense	26	25	22
Restructuring and other charges(1)	14	597	3
Provision for depreciation and amortization	61	62	63
Stock-based compensation	8	5	6
Metal price lag(2)	21	11	16
Other special items(3)	(1)	7	13

Adjusted EBITDA	$171	$187	$165

Sales	$1,890	$1,801	$1,415

Adjusted EBITDA Margin	9.0%	10.4%	11.7%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 2); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	See footnote 1 to the Statement of Consolidated Operations included in this release.

(2)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(3)	Other special items include the following:

• for the quarter ended September 30, 2021, a partial reversal of a previously established reserve related to the Grasse River environmental remediation matter ($11), costs related to several legal matters ($7), and other items ($3);

• for the quarter ended June 30, 2021, a write-down of inventory related to the idling of both the remaining operations at the Chandler (Arizona) extrusions facility and the casthouse operations at the Lafayette (Indiana) extrusions facility ($4) and costs related to several legal matters ($3); and

• for the quarter ended September 30, 2020, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), a write-down of inventory related to the idling of the casthouse operations at the Chandler (Arizona) extrusions facility ($5), and other items ($2).

Net Debt	September 30, 2021

Long-term debt	$1,593
Short-term borrowings	–
Total debt	$1,593

Less: Cash and cash equivalents	349

Net debt	$1,244

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after considering available cash that could be used to repay outstanding debt. Long-term debt equals $1,600 principal of outstanding indebtedness plus $17 of unamortized debt premium less $24 of unamortized debt issuance costs.

Adjusted EBITDA to Free Cash Flow Bridge	Quarter ended
	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2020
Adjusted EBITDA(1)	$171	$187	$179	$151

Change in working capital(2)	(126)	(51)	(230)	130
Cash payments for:
Environmental remediation	(23)	(4)	(17)	(28)
Pension contributions(3)	(3)	(252)	(201)	(227)
Other postretirement benefits	(9)	(10)	(10)	(14)
Restructuring actions	(2)	(4)	(5)	(9)
Interest	(28)	(22)	(18)	(21)
Income taxes	(4)	(6)	(6)	(11)
Capital expenditures	(51)	(44)	(28)	(37)
Other	(18)	(5)	14	17

Free Cash Flow(4)	$(93)	$(211)	$(322)	$(49)

Add-back cash payments for:
Environmental remediation	23	4	17	28
Pension benefits(5)	5	254	203	229
Other postretirement benefits	9	10	10	14

Adjusted Free Cash Flow(6)	$(56)	$57	$(92)	$222
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

(4)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

• 3Q 2021: Cash used for operations of $(42) less capital expenditures of $51 = free cash flow of $(93)

• 2Q 2021: Cash used for operations of $(167) less capital expenditures of $44 = free cash flow of $(211)

• 1Q 2021: Cash used for operations of $(294) less capital expenditures of $28 = free cash flow of $(322)

• 4Q 2020: Cash used for operations of $(12) less capital expenditures of $37 = free cash flow of $(49)

(5)	Pension benefits are comprised of contributions to funded defined benefit plans and benefit payments to participants in unfunded defined benefit plans.

(6)

Adjusted Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted Free Cash Flow provides an incremental view of the Company’s cash performance by excluding payments related to legacy liabilities.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com